Exhibit 1.01

DEAR CDC CORPORATION SHAREHOLDER:

You are cordially invited to attend the Annual General Meeting of Shareholders (the “General Meeting”) of CDC Corporation (the “Company”) to be held at 11/F ING Tower, 308 Des Voeux Road, Central Hong Kong on May 28, 2010, at 11:00 a.m. (Hong Kong time).

Details of the business to be conducted at the General Meeting are provided in the attached Notice of Annual General Meeting of Shareholders and Proxy Statement. Accompanying this Notice of Annual General Meeting of Shareholders and Proxy Statement are:

•	the Company’s Report of the Directors; and

•

a copy of the Company’s 2008 Annual Report on Form 20-F (the “2008 20-F”), which includes therein the Company’s financial statements for the year ended December 31, 2008, as audited by Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

If you do not plan to attend the General Meeting, please complete, sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the General Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the General Meeting.

We look forward to seeing you at the General Meeting.

Raymond K.F. Ch’ien
Chairman

May 6, 2010

Hong Kong

YOUR VOTE IS IMPORTANT

In order to assure your representation at the General Meeting, you are requested to complete, sign, and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

11/F ING Tower

308 Des Voeux Road

Central Hong Kong

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To be held on May 28, 2010

The Annual General Meeting of Shareholders (the “General Meeting”) of CDC Corporation (the “Company”) will be held at 11/F ING Tower, 308 Des Voeux Road, Central Hong Kong on May 28, 2010, at 11:00 a.m. (Hong Kong time) for the following purposes:

ORDINARY BUSINESS

1.	To elect one (1) Class I Director to serve for a term expiring the date on which the Annual General Meeting of Shareholders is held in 2012.

2.	To ratify the Company’s audited financial statements and the reports of Directors and the Company’s independent registered public accounting firm for the year ended December 31, 2008.

3.

To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2009 and authorize the Audit Committee of the Board of Directors of the Company (the “Board”) to set their remuneration.

SPECIAL BUSINESS

4.

To approve an amendment to the Company’s Amended and Restated Articles of Association (the “Amended Articles”) to permit the Board to authorize the repurchase of the Company’s class A common shares, par value $0.00025 per share (“Common Shares”) by the Company without shareholder approval.

5.

To approve an amendment to the Company’s Amended and Restated Memorandum of Association (the “Amended MOA”) to effect a reverse share split (consolidation) of the issued and outstanding Common Shares on the basis that every three (3) issued and unissued Common Shares would be consolidated into one (1) Common Share (the “Reverse Split”).

6.	To approve the implementation of the Reverse Split.

7.

To approve an amendment to the Company’s 2005 Stock Incentive Plan, as amended (the “2005 Plan”) to permit the Compensation Committee or the Board to amend (including but not limited to the exercise price of any Award (as defined in the 2005 Plan)), cancel, substitute, replace, re-grant and/or re-price any Award granted or to be granted under the 2005 Plan or any other incentive plan, without shareholder approval.

8.

To approve an amendment to the 2005 Plan to amend Section 5 of the 2005 Plan to increase the maximum number of Options or SARs which may be awarded to any Grantee (each such as defined in the 2005 Plan) during any annual period during the term of the 2005 Plan from 1,000,000 to 5,000,000.

OTHER BUSINESS

9.	To act upon such other matters as may properly come before the General Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the General Meeting and at any adjournment thereof was May 3, 2010. The share transfer books will not be closed between the record date and the date of the General Meeting. A shareholder entitled to attend and vote is entitled to appoint a proxy to attend and, on a poll, to vote instead of him. Such proxy need not be a shareholder of the Company.

Whether or not you plan to attend the General Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope. Please refer to the enclosed voting form for instructions. Your proxy may be revoked at any time prior to the General Meeting. If you decide to attend the General Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the General Meeting.

ON BEHALF OF THE BOARD OF DIRECTORS

Raymond K.F. Ch’ien
Chairman

May 6, 2010

Hong Kong

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CDC Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), for the Annual General Meeting of Shareholders (the “General Meeting”) to be held at 11:00 a.m. (Hong Kong time) on Friday, May 28, 2010, at 11/F ING Tower, 308 Des Voeux Road, Central Hong Kong, and at any adjournments or postponements of the General Meeting. These proxy materials were first mailed to shareholders on or about May 6, 2010.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the General Meeting are summarized in the accompanying Notice of Annual General Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION

Voting

The Company’s Class A Common Shares, par value US$0.00025 per share (the “Common Shares”) are the only type of security entitled to vote at the General Meeting. Each shareholder of record as of the close of trading on May 3, 2010 is entitled to one vote for each Common Share held by such shareholder on that date.

At least one-third of the outstanding Common Shares must be present or represented at the General Meeting in order to have a quorum. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business but are not counted as votes cast at the General Meeting. Pursuant to the Company’s Amended and Restated Articles of Association, if within fifteen (15) minutes from the time appointed for the General Meeting a quorum is not present, the General Meeting shall stand adjourned to the same day in the next week at the same time and place, as decided by the Board, and if at such adjourned General Meeting a quorum is not present within fifteen (15) minutes from the time appointed for holding such adjourned General Meeting, the members present in person or by proxy shall be a quorum and may transact the business for which the General Meeting was called.

Proposals 1, 2, 3 and 6 require for approval the affirmative vote of a simple majority of the Common Shares present in person or by proxy at a meeting for which a quorum is present.

Proposals 4, 5, 7 and 8 require for approval the affirmative vote of at least two-thirds of the Common Shares present in person or by proxy at a meeting for which a quorum is present.

Proxies

Whether or not you are able to attend the General Meeting, you are urged to vote your proxy, which is solicited by the Board and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted:

•	FOR proposals 1, 2, 3, 4, 5, 6, 7 and 8; and

•	in the discretion of the proxy holders, as to other matters that may properly come before the General Meeting.

You may revoke or change your proxy at any time before the General Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Company at the Company’s principal executive offices before the beginning of the General Meeting. You may also revoke your proxy by attending the General Meeting and voting in person. All dollar amounts presented herein are in U.S. Dollars.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTOR

General

With respect to Proposal No. 1, persons named in the accompanying form of proxy intend, in the absence of contrary instructions, to vote all proxies for the election of:

Proposal 1: Mr. John Clough as a Class I Director, to serve for a term expiring the date on which the Annual General Meeting of Shareholders is held in 2012.

If such nominee should be unable to serve, an event not now anticipated, the proxies will be voted for such person, if any, as shall be designated by the Board to replace such nominee. Mr. Clough is currently a Class I Director of the Company, and would be considered an “independent director” as defined under Rule 5605 of the NASDAQ Stock Market, Inc. Marketplace Rules.

Shareholder Approval

The affirmative vote of a simple majority of the Common Shares present in person or by proxy at a meeting for which a quorum is present is required for the election of the director nominated.

Information Concerning Class I Director Nominee

The following table sets forth information concerning of Mr. John Clough as the Class I Director nominee of the Company. Mr. Clough is currently a member of the Board.

Name (Age) and Address of Director	Principal Occupation or Employment During Past Five Years	Director Since

John Clough (62) c/o CDC Corporation 11/F ING Tower 308 Des Voeux Road Central Hong Kong

Carrick John Clough has served as an independent member of the Board since December 2003. In addition, Mr. Clough has served as Chairman of the executive committee of the Board since August 2005, as well as Chairman of the board of directors of our subsidiaries CDC Software Corporation, since its formation in March 2009 and Praxa Limited. Mr. Clough also currently serves as Chairman of Corgi International Ltd. Further, he has been a special advisor to General Atlantic Partners since December 2000. Before joining General Atlantic Partners, Mr. Clough gained over 25 years of management experience in the IT industry internationally. He was a co-founder and managing director of the CSSL Group, a mid-range software distributor and hardware reseller in Asia. Prior to co-founding the CSSL Group, Mr. Clough held the position of general manager of JBA in Asia, an Australia-based worldwide mid-range software distributor, and gained working experience as a consultant in the United Kingdom and Europe. Mr. Clough received his education in New Zealand.

December 2003

Recommendation of the Board

The Board recommends that the shareholders vote FOR the election of the Class I Director nominee.

PROPOSAL NO. 2

RATIFY AUDITED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008

General

With respect to Proposal No. 2, persons named in the accompanying form of proxy intend, in the absence of contrary instructions, to vote all proxies for:

Proposal 2: The ratification of the Company’s audited financial statements and the reports of Directors and the Company’s independent registered public accounting firm for the year ended December 31, 2008.

Deloitte & Touche LLP, an independent registered public accounting firm (“Deloitte”), has audited the Company’s financial statements as of and for the year ended December 31, 2008 (the “2008 Financial Statements”) and has provided its report thereon. The Company’s shareholders are being asked to ratify the 2008 Financial Statements audited by Deloitte.

A copy of the Report of the Directors is attached as Appendix A to this Proxy Statement. Copies of the Company’s 2008 Annual Report on Form 20-F (the “2008 20-F”) (which includes therein the 2008 Financial Statements and the Report of Deloitte) accompanies this Proxy Statement.

Shareholder Approval

The affirmative vote of a simple majority of the Common Shares present in person or by proxy at a meeting for which a quorum is present is required to ratify the 2008 Financial Statements.

Recommendation of the Board of Directors

The Board recommends that the shareholders vote FOR the ratification of the 2008 Financial Statements.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

With respect to Proposal No. 3, persons named in the accompanying form of proxy intend, in the absence of contrary instructions, to vote all proxies for:

Proposal 3: The ratification and selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the year ended December 31, 2009 and authorization of the Audit Committee of the Board of Directors of the Company (the “Board”) to set their remuneration.

The Company’s shareholders are being asked to ratify the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009, and to delegate the setting of Deloitte’s remuneration to the Audit Committee of the Board. In the event the Company’s shareholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests.

Shareholder Approval

The affirmative vote of a simple majority of the Common Shares present in person or by proxy at a meeting for which a quorum is present is required to ratify the selection of Deloitte as the Company’s independent registered public accounting firm.

Recommendation of the Board of Directors

The Board recommends that the shareholders vote FOR the appointment of Deloitte to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009, and to delegate the setting of Deloitte’s remuneration to the Audit Committee of the Board.

PROPOSAL NO. 4

APPROVAL OF AMENDMENT TO THE COMPANY’S

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

General

With respect to Proposal No. 4, persons named in the accompanying form of proxy intend, in the absence of contrary instructions, to vote all proxies for:

Proposal 4: The approval of an amendment to the Company’s Amended and Restated Articles of Association (the “Amended Articles”) to permit the Board to authorize the repurchase of the Company’s class A common shares, par value $0.00025 per share (“Common Shares”) by the Company without shareholder approval (“Amendment No. 1”).

The Company’s shareholders are being asked to approve Amendment No. 1 to the Amended Articles.

Authority. Currently, Article 10 of the Amended Articles provides that, subject to the laws of the Cayman Islands, the Company has the power: (i) to purchase or acquire all or any of its own shares; (ii) to purchase or otherwise acquire warrants for the subscription or purchase of its own shares and shares and warrants for the subscriptions or purchase of any shares in any company which is its holding company; and (iii) to give directly or indirectly, by means of a loan, a guarantee, a gift, an indemnity, the provision of security or otherwise howsoever, financial assistance for the purpose of or in connection with a purchase or other acquisition made or to be made by any person of any shares or warrants in the Company or any company which is a holding company of the Company.

Although the Cayman Islands Companies Law (2009 Revision) (the “Companies Law”) permits repurchases by a company of its own shares, Section 37(3)(d) of the Companies Law provides that if the articles of association do not authorize the manner of purchase, a company shall not purchase any of its own shares unless the manner of purchase has first been authorized by a resolution of the company.

Rationale for the Amendment. Amendment No. 1 is intended to permit the Board, without the approval of shareholders, to repurchase Common Shares by further amending the Amended Articles to set forth the manner of purchase. The Board believes that Article 10 was originally intended to permit purchases by the Company without shareholder approval, and that by amending the Amended Articles in the manner set forth in Amendment No. 1, the Board is carrying out the original intent of the Company.

Text of the Amendment. The text of Amendment No. 1 is attached to this proxy statement as Appendix B, with deletions indicated by strike-outs and additions indicated by underlining. The summary of the Amendment No. 1 set forth above is qualified in its entirety by reference to the full text set forth in Appendix B. Amounts set forth in this Proposal No. 4 do not include the effect of any Reverse Split the Company may undertake, as described elsewhere in this Proxy Statement.

Shareholder Approval

The affirmative vote of at least two-thirds of the Common Shares present in person or by proxy at a meeting for which a quorum is present is required for approval of Amendment No. 1 to the Amended Articles.

Recommendation of the Board of Directors

The Board recommends that the shareholders vote FOR Amendment No. 1 to the Amended Articles.

PROPOSAL NO. 5

APPROVAL OF REVERSE SPLIT AMENDMENT TO THE COMPANY’S

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

General

With respect to Proposal No. 5, persons named in the accompanying form of proxy intend, in the absence of contrary instructions, to vote all proxies for:

Proposal 5: The approval of an amendment to the Company’s Amended and Restated Memorandum of Association (the “Amended MOA”) to implement a reverse share split (consolidation) of the issued and outstanding Class A common shares of the Company, par value $0.00025 per share (the “Common Shares”) on the basis that every three (3) issued and unissued Common Shares would be consolidated into one (1) Common Share (the “Reverse Split”) (“Amendment No. 2”).

The Company’s shareholders are being asked to approve Amendment No. 2.

Currently, the Amended MOA provides that the authorized share capital of the Company is US$205,000 divided into 800,000,000 Common Shares and 5,000,000 Preferred Shares of a nominal or par value of US$0.001 each. As of April 30, 2010, there were 116,864,481 Common Shares issued and outstanding.

Amendment No. 2, and the implementation of the Reverse Split, if effected, would reduce the total number of Common Shares that are issued and outstanding, and that the Company is authorized to issue, by an amount proportionate to the Reverse Split. The par value of the Common Shares would be $0.00075 per share.

If the Reverse Split is completed, upon becoming effective, and on the basis that there being no other changes in the share capital structure of the Company prior thereto, the authorized ordinary share capital of the Company would become US$205,000 divided into 266,666,667 Common Shares, of which 38,954,827 Common Shares would be in issue.

Board Discretion. Upon receiving shareholder approval, the Board will have the sole discretion whether or not, and when, to effect the Reverse Split and the associated reduction in the Company’s authorized shares. The Reverse Split would be effected, if at all, only upon a determination by the Board that the Reverse Split and the associated reduction in our authorized shares are in the best interests of the Company and its shareholders. Such determination will be based upon certain factors, including prevailing market conditions and the likely effect on the market price of the Common Shares. Notwithstanding approval by the Company’s shareholders, of the proposed Reverse Split, the Board may, in its sole discretion, abandon the Reverse Split and determine not to effect the Reverse Split.

Text of the Amendment. The text of Amendment No. 2 is attached to this proxy statement as Appendix C, with deletions indicated by strike-outs and additions indicated by underlining. The summary of the Amendment No. 2 set forth above is qualified in its entirety by reference to the full text set forth in Appendix C.

Shareholder Approval

The affirmative vote of at least two-thirds of the Common Shares present in person or by proxy at a meeting for which a quorum is present is required for approval of Amendment No. 2 to the Amended MOA.

Recommendation of the Board of Directors

The Board recommends that the shareholders vote FOR Amendment No. 2 to the Amended MOA.

PROPOSAL NO. 6

APPROVAL OF IMPLEMENTATION

OF THE REVERSE SPLIT

General

With respect to Proposal No. 6, persons named in the accompanying form of proxy intend, in the absence of contrary instructions, to vote all proxies for:

Proposal 6: The approval to implement the Reverse Split.

The Company’s shareholders are being asked to approve a reverse share split (consolidation) of the issued and outstanding Class A common shares of the Company, par value $0.00025 per share (the “Common Shares”) on the basis that every three (3) issued and unissued Common Shares would be consolidated into one (1) Common Share (the “Reverse Split”).

Effects of the Reverse Split. After the effective date (the “Effective Date”) of the Reverse Split, each shareholder would own a reduced number of the Common Shares. However, the Reverse Split would affect all shareholders uniformly and would not affect any shareholder’s percentage ownership interest in the Company (except to the extent that the Reverse Split would result in some of our shareholders owning a fractional share as described below). Proportionate voting rights and other rights and preferences of the holders of Common Shares would not be affected by the Reverse Split (except to the extent that the Reverse Split would result in some of our shareholders owning a fractional share as described below). The number of shareholders of record also would not be affected by the Reverse Split (except to the extent that the Reverse Split would result in some of our shareholders owning only a fractional share as described below).

Currently, the Amended MOA provides that the authorized share capital of the Company is US$205,000 divided into 800,000,000 Common Shares, of which 116,864,481 Common Shares are in issue.

If the Reverse Split is completed, upon becoming effective, and on the basis that there being no other changes in the share capital structure of the Company prior thereto, the authorized ordinary share capital of the Company would become US$205,000 divided into 266,666,667 Common Shares, of which 38,954,827 Common Shares would be in issue. The par value of the Common Shares would be $0.00075 per share.

Upon the Reverse Split becoming effective, the Common Shares will rank pari passu in all respects with each other in accordance with the Amended Articles.

Other than the expenses to be incurred in relation to the Reverse Split, the implementation of the Reverse Split will not alter the underlying assets, business operations, management or financial position of the Company or the interests or rights of the shareholders, save for any fractional shares to which shareholders may be entitled to receive a cash payment as described below.

With respect to outstanding options to purchase Common Shares, the Reverse Split would effect a reduction in the number of shares subject to such outstanding options proportional to the exchange ratio of the Reverse Split and would effect a proportionate increase in the exercise price of such outstanding options.

The Reverse Split would not affect the registration of the Company’s Common Shares under the Securities Act of 1933, as amended, or its reporting obligations under the Securities Exchange Act of 1934, as amended.

If the Reverse Split is implemented, the Common Shares would continue to be reported on NASDAQ under the symbol “CHINA” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the Reverse Split has occurred).

On April 30, 2010, the closing price on NASDAQ for the Company’s Common Shares was $2.66. If the Reverse Split were to be effected as of such date, the trading price of the Common Shares would increase by three times, to approximately, $7.98 per Common Share. After the Reverse Split, however, each holder of Common Shares would hold approximately one-third of the Common Shares held prior to the Reverse Split.

Rationale for the Reverse Split. The Company believes that the increased market price of its Common Shares expected as a result of implementing the Reverse Split may improve the marketability and liquidity of the Common Shares and encourage interest and trading in the Common Shares. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Risks Associated with the Reverse Split. The Company cannot assure you that the Reverse Split, if implemented, will raise the price of the Common Shares over the long term. The history of similar share consolidations for companies in like circumstances is varied. The market price of the Common Shares would also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding.

Board Discretion. Upon receiving shareholder approval, the Board will have the sole discretion whether or not, and when, to effect the Reverse Split and the associated reduction in the Company’s authorized shares. The Reverse Split would be effected, if at all, only upon a determination by the Board that the Reverse Split and the associated reduction in our authorized shares are in the best interests of the Company and its shareholders. Such determination will be based upon certain factors, including prevailing market conditions and the likely effect on the market price of the Common Shares. Notwithstanding approval by the Company’s shareholders, of the proposed Reverse Split, the Board may, in its sole discretion, abandon the Reverse Split and determine not to effect the Reverse Split.

Authority. Article 64(a) of the Amended Articles provides that the Company may from time to time by ordinary resolution consolidate and divide all or any of its share capital into shares of larger amount than its existing shares.

No Fractional Shares. The Company would not issue any fractional shares in connection with the Reverse Split. Instead, any fractional share resulting from the Reverse Split would be rounded down to the nearest whole share. Shareholders who would be otherwise entitled to receive fractional shares because they hold an aggregate number of shares not evenly divisible by the exchange ratio would instead receive cash. The cash amount to be paid to each shareholder would be equal to the resulting fractional interest in one share of the New Common Shares (as hereinafter defined) to which the shareholder would be otherwise entitled, multiplied by the closing trading price of the Common Shares on the trading day immediately before the Effective Date.

Exchange of Share Certificates. If implemented, the consolidation of Common Shares under the Reverse Split will occur automatically on the Effective Date. This will occur regardless of when shareholders physically surrender their share certificates for new share certificates.

The Company’s transfer agent, Mellon Investor Services, LLC, would act as exchange agent (the “Exchange Agent”) to implement the exchange of share certificates and the distribution of any cash in lieu of fractional shares. As soon as practicable after the Effective Date, the Company, or the Exchange Agent, will send a letter to each shareholder of record at the Effective Date for use in transmitting certificates representing Common Shares (“Old Certificates”) to the Exchange Agent. The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole post-Reverse Split Common Shares (the “New Common Shares”). No New Common Shares will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent.

Shareholders will then receive either a new certificate or Direct Registration (“DRS”) shares representing the number of whole shares of New Common Shares into which their Common Shares have been converted as a result of the Reverse Split. Until surrendered, the Company will deem outstanding Old Certificates held by shareholders to be canceled and only to represent the number of whole New Common Shares to which these shareholders are entitled. All expenses of the exchange of certificates will be borne by us.

Shareholders would not be entitled to receive interest for the period of time between the effective date of the Reverse Split and the date payment is made for their fractional shares.

SHAREHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT SHARE CERTIFICATES AND SHOULD NOT SUBMIT ANY SHARE CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

After the Effective Date, then-current shareholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share would not have any voting, dividend or other rights in respect of their fractional share except to receive the cash payment as described above. Such cash payments would reduce the number of post-split shareholders to the extent that there are shareholders holding fewer than that number of pre-split shares within the one-for-three exchange ratio.

Shareholders should be aware that, under applicable escheat laws of the various jurisdictions where shareholders reside, where the Company is domiciled and where the funds for fractional shares would be deposited, sums due to shareholders in payment for fractional shares that are not timely claimed after the effective date may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

YOU ARE ENCOURAGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED REVERSE SPLIT TO YOU, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

Shareholder Approval

The affirmative vote of a simple majority of the Common Shares present in person or by proxy at a meeting for which a quorum is present is required for approval of the implementation of the Reverse Split.

Recommendation of the Board of Directors

The Board recommends that the shareholders vote FOR the implementation of the Reverse Split.

PROPOSAL NO. 7

APPROVAL OF AMENDMENT NO. 1 TO THE 2005 STOCK INCENTIVE PLAN

General

With respect to Proposal No. 7, persons named in the accompanying form of proxy intend, in the absence of contrary instructions, to vote all proxies for:

Proposal 7: The approval of an amendment to the Company’s 2005 Stock Incentive Plan, as amended (the “2005 Plan”) to permit the Compensation Committee of the Board (the “Compensation Committee”) or the Board to amend (including but not limited to the exercise price of any Award (as defined in the 2005 Plan)), cancel, substitute, replace, re-grant and/or re-price any Award granted or to be granted under the 2005 Plan or any other incentive plan, without shareholder approval (“Amendment No. 1”).

The Company’s shareholders are being asked to approve Amendment No. 1 to the 2005 Plan.

Purpose. The purpose of the 2005 Plan is to make available incentives, including alternatives to share options that will assist the Company to attract and retain key employees and to encourage them to increase their efforts to promote the business of the Company and its subsidiaries. These incentives include share options, share appreciation rights (“SARs”), restricted share awards, restricted unit awards, performance shares and performance cash. Amendment No. 1 is intended to help assure that the Company remains competitive in its ability to provide equity incentives to attract and retain the services of highly-qualified and experienced Directors, employees and consultants.

The Company has issued share options and SARs under the 2005 Plan and its other equity incentive compensation plans as a means of promoting the long-term success of our business by encouraging our Directors, employees and consultants to devote their abilities and industry to the Company through the exertion of high levels of performance.

However, the Company has determined that many of its Directors, employees and consultants have outstanding Awards with exercise prices that are significantly higher than the current market price of the Common Shares. As a result, these Awards have little or no current value as an incentive to retain and motivate the Company’s Directors, employees and consultants. Awards that could be amended, canceled, substituted, replaced, re-granted and/or re-priced would not be required to have exercise prices in excess of the market price of our Common Shares at such time.

The Company believes that Amendment No. 1 would create better incentives for employees, officers and directors to remain with the Company and contribute to the attainment of the Company’s business and financial objectives. If the Company cannot amend, cancel, substitute, replace, re-grant and/or re-price Awards, then it may be forced to consider cash alternatives to provide a market-competitive total compensation packages necessary to attract, retain and motivate the individual talent critical to the future success of the Company. These cash replacement alternatives would then reduce the cash available for our other strategic alternatives and obligations.

As of April 30, 2010, the closing price of the Company’s Common Shares on NASDAQ was $2.66, and there were 4,736,374 share options and SARs outstanding under the 2005 Plan having a weighted average exercise price of $2.90 per share. Of this amount, 1,410,144 of such Awards have exercise prices above the April 30, 2010 price of the Common Shares. Awards that may be amended, canceled, substituted, replaced, re-granted or re-priced may have been granted, or may be granted, under the 2005 Plan or any other incentive plan.

Text of Amendment No. 1. The text of Section 4(a) of the 2005 Plan, as proposed to be amended by Amendment No. 1 is attached to this proxy statement as Appendix D, with deletions indicated by strike-outs and additions indicated by underlining. The summary of the Amendment No. 1 set forth above is qualified in its entirety by reference to the full text set forth in Appendix D. Amounts set forth in this Proposal No. 7 do not include the effect of any Reverse Split the Company may undertake, as described elsewhere in this Proxy Statement.

Shareholder Approval

The affirmative vote of at least a simple majority of the Common Shares present in person or by proxy at a meeting for which a quorum is present is required for approval of Amendment No. 1 to the 2005 Plan.

Recommendation of the Board of Directors

The Board recommends that the shareholders vote FOR Amendment No. 1 to the 2005 Plan.

PROPOSAL NO. 8

APPROVAL OF AMENDMENT NO. 2 TO THE 2005 STOCK INCENTIVE PLAN

General

With respect to Proposal No. 8, persons named in the accompanying form of proxy intend, in the absence of contrary instructions, to vote all proxies for:

Proposal 8: The approval of an amendment to the 2005 Plan to amend Section 5 of the 2005 Plan to increase the maximum number of Options or SARs which may be awarded to any Grantee (each such as defined in the 2005 Plan) during any annual period during the term of the 2005 Plan from 1,000,000 to 5,000,000 (“Amendment No. 2”).

The Company’s shareholders are being asked to approve Amendment No. 2.

Purpose. The purpose of the 2005 Plan is to make available incentives, including alternatives to share options that will assist the Company to attract and retain key employees and to encourage them to increase their efforts to promote the business of the Company and its subsidiaries. These incentives include share options, share appreciation rights (“SARs”), restricted share awards, restricted unit awards, performance shares and performance cash.

Amendment No. 2 is intended to help assure that the Company remains competitive in its ability to provide equity incentives to attract and retain the services of highly-qualified and experienced Directors, employees and consultants.

The Company believes that equity incentives are an important tool for the Company to attract and retain qualified individuals to serve as Directors, employees and consultants.

At the time that the 2005 Plan was adopted, the Company was also able to grant awards under its 1999 Stock Option Plan (the “1999 Plan”). The 1999 Plan expired in May 2009, and grants thereunder are no longer permitted.

Text of Amendment No. 2. The text of Section 5 of the 2005 Plan, as proposed to be amended by Amendment No. 2 is attached to this proxy statement as Appendix E, with deletions indicated by strike-outs and additions indicated by underlining. The summary of the Amendment set forth above is qualified in its entirety by reference to the full text set forth in Appendix E. Amounts set forth in this Proposal No. 8 do not include the effect of any Reverse Split the Company may undertake, as described elsewhere in this Proxy Statement.

Shareholder Approval

The affirmative vote of at least a simple majority of the Common Shares present in person or by proxy at a meeting for which a quorum is present is required for approval of Amendment No. 2 to the 2005 Plan.

Recommendation of the Board of Directors

The Board recommends that the shareholders vote FOR Amendment No. 2 to the 2005 Plan.

OTHER MATTERS

The Board knows of no other matters to be presented for shareholder action at the General Meeting. However, if other matters do properly come before the General Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

In the event that sufficient votes in favor of any proposal set forth in the Notice of this General Meeting are not received by May 27, 2010, the persons named as proxies in the enclosed proxy may propose one or more adjournments of the General Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the Common Shares present in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies in the enclosed proxy will vote in favor of such adjournment for those proxies which they are entitled to vote in favor of the proposal for which further solicitation of proxies is to be made. They will vote against any such adjournment for those proxies which they are required to vote against such proposal.

ON BEHALF OF THE BOARD OF DIRECTORS

Raymond K.F. Ch’ien
Chairman

May 6, 2010

Hong Kong

Appendix A

REPORT OF THE DIRECTORS

The directors of the Company present their report and the audited financial statements of CDC Corporation (the “Company”) for the year ended December 31, 2008.

Principal activities

CDC Corporation, with facilities in the PRC, Southeast Asia, North America, Europe and Australia, is a global provider of enterprise software applications and services, IT consulting services, outsourced R&D and application development, online games and internet and media services.

During 2008, the Company reported operating results in four business segments, “Software,” “Global Services,” “Online Games,” and “China.com”.

During 2009, the Company completed the initial public offering on NASDAQ of American Depositary Shares relating to the class A ordinary shares of its subsidiary, CDC Software Corporation.

CDC Software

CDC Software (NASDAQ: CDCS), is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based SaaS or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise requirements planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries.

CDC Software’s products and services had been purchased by over 6,000 companies worldwide. CDC Software revenues were $240.8 million for the year ended December 31, 2008, compared to $239.9 million for the year ended December 31, 2007. As a percentage of total revenues, revenues from CDC Software constituted 58.9% of total revenues in 2008, compared to 61.8% in 2007.

CDC Global Services

CDC Global Services provides IT consulting services, including platform-specific services for Microsoft and SAP, as well as project management, staff augmentation, managed-help desk solutions and a full range of business process outsourcing offerings. It can also provide hardware for data collection and RFID, through partnerships with some of the industry’s most reputable vendors. CDC Global Services embraces a customer-first approach being able to draw upon a wide range of expert resources to address each customer’s unique business needs, while keeping their best interest as a top priority. CDC Global Services customers benefit from streamlined vendor management and the ability to control project costs, while being able to access the right IT resources through a singular point of contact.

CDC Global Services differentiates itself in the marketplace through the depth and breadth of its expertise, as well as leveraging the value of its relationship with CDC Corporation and its subsidiaries, including CDC Software.

CDC Global Services revenues were $109.7 million for the year ended December 31, 2008, compared to $103.2 million for the year ended December 31, 2007. As a percentage of total revenues, revenues from CDC Global Services constituted 26.8% of total revenues in 2008, compared to 26.6% in 2007.

CDC Games Business Unit

CDC Games business unit pioneered the “free-to-play, pay for virtual merchandise” business model for online games in China, and is a leading operator of online games in China. CDC Games’ online game, Yulgang, which was launched in July 2004, was the first free-to-play, pay for virtual merchandise online role playing game in China.

CDC Games offers massive multiplayer online role playing games, or MMORPGs and massive multiplayer online games, or MMOGs, which are online games that allow thousands of users to interact with one another in a virtual world by assuming ongoing roles, or avatars, with different features. In addition to traditional MMORPGs, CDC Games also offers more casual games that appeal to a wider audience and enable CDC Games to introduce its products to non-gamers through its integrated operating platform. The interactive and group-oriented nature of these games along with the size of CDC Games’ user base helps it retain its current users and attract new users.

CDC Games’ MMORPGs and MMOGs are action-adventure based, and draw upon fantasy, martial arts and combat themes. In preparation for the commercial launch of a new game, CDC Games’ conducts closed beta testing of the game in an effort to eliminate technical problems.

CDC Games revenues were $44.9 million for the year ended December 31, 2008, compared to $33.6 million for the year ended December 31, 2007. As a percentage of total revenues, revenues from CDC Games constituted 11.0% of total revenues in 2008, compared to 8.7% in 2007.

China.com Business Unit

China.com is a leading operator of Internet portals, serving a broad range of audiences in China, and was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000.

During 2008, the Company’s China.com business unit was engaged in providing mobile services and applications and internet and media products and services and was comprised of two segments, “Mobile Services and Applications” and “China.com”. In February 2008, China.com announced that, due to negative effects caused by the regulatory environment surrounding the MVAS industry in China, China.com decided to discontinue the operations of its Mobile Services and Applications business and currently, the China.com business unit is comprised of a single segment, “China.com.”

The services and products of China.com’s portal include online advertisement, search, enterprise service and mail services. China.com also publishes literature for the travel industry and organizes industry events.

Total revenues for the China.com segment were $13.7 million for the year ended December 31, 2008, compared to $11.4 million for the year ended December 31, 2007. As a percentage of total revenues, revenues from our China.com segment constituted 3.3% of total revenues in 2008 and 2.9% of total revenues in 2007.

Results

The Company’s revenues and net income for the year ended December 31, 2008, and its state of affairs at December 31, 2008 are set out in the audited financial statements of the Company for the year ended December 31, 2008, as amended.

Fixed assets

Details of movements in the fixed assets of the Company are set out in note 8 to the audited financial statements.

Share capital

Details of movements in the share capital of the Company during these periods are set out in note 18 to the audited financial statements.

Directors

The directors of the Company as of May 6, 2010 were:

Raymond K.F. Ch’ien	Chairman
Peter Yip	Vice Chairman
Wong Kwong Chi, Simon	Director
Thomas M. Britt, III	Independent Director
Wang Cheung Yue, Fred	Independent Director
Carrick John Clough	Independent Director

Auditors

The Board and the Audit Committee of the Board has reviewed and approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2009.

ON BEHALF OF THE BOARD OF DIRECTORS

Raymond K.F. Ch’ien
Chairman

May 6, 2010

Hong Kong

Appendix B

Proposed Amendment No. 1 to the Company’s Amended and Restated Articles of Association

10.

(a) Subject to the Law and to any rights conferred on the holders of any class of shares, the Company shall have the power (i) to purchase or otherwise acquire all or any of its own shares (which expression as used in this Article includes redeemable shares), (ii) to purchase or otherwise acquire warrants for the subscription or purchase of its own shares and shares and warrants for the subscription or purchase of any shares in any company which is its holding company and (iii) to give, directly or indirectly, by means of a loan, a guarantee, a gift, an indemnity, the provision of security or otherwise howsoever, financial assistance for the purpose of or in connection with a purchase or other acquisition made or to be made by any person of any shares or warrants in the Company or any company which is a holding company of the Company. The Company may pay for such shares or warrants in any manner authorized or not prohibited by law, including out of capital. Should the Company purchase or otherwise acquire its own shares or warrants, neither the Company nor the Board shall be required to select the shares or warrants to be purchased or otherwise acquired rateably or in any other manner as between the holders of shares or warrants of the same class or as between them and the holders of shares or warrants of any other class or in accordance with the rights as to dividends or capital conferred by any class of shares. Any such purchase or other acquisition or financial assistance shall only be made in accordance with any relevant code, rules or regulations issued by Nasdaq from time to time in force for so long as the shares of the Company are listed on the Exchange.

(b) Notwithstanding the provisions of Article 10(a) above, subject to Law, the Company may purchase its own shares (including any redeemable shares) provided that: (i) the Members shall have approved the manner of purchase by Ordinary Resolution or (ii) the manner of purchase is in accordance with the following Articles 10(b)(1), 10(b)(2) and 10(b)(3) (this authorisation is in accordance with sections 37(2) and 37(3)(d) of the Law or any modification or re-enactment thereof for the time being in force):

(1)

The Company is authorised to purchase any share listed on the Exchange in accordance with the following manner of purchase: (i) the maximum number of shares that may be repurchased shall be equal to the number of issued and outstanding shares less one share, and (ii) at such time at such price and on such other terms as determined and agreed by the Board in their sole discretion; provided however, that (x) such repurchase transaction shall be in accordance with the relevant code, rules and regulations applicable to the listing of the shares on the Exchange; and (y) that the Company be able to pay its debts as they fall due in the ordinary course of business and be solvent immediately before and after the date on which the payment in respect of the repurchase transaction is proposed to be made.

(2)

The Company is authorised to purchase any share not listed on an Exchange in accordance with the following manner of purchase: (i) the Company shall serve a repurchase notice in a form approved by the Board on the Member from whom the shares are to be repurchased at least two (2) days prior to the date specified in the notice as being the repurchase date, (ii) the price for the shares being repurchased shall be such price agreed between the Board and the applicable Member, (iii) the date of repurchase shall be the date specified in the repurchase notice, (iv) the repurchase shall be on such other terms as specified in the repurchase notice as determined and agreed by the Board and the applicable Member in their sole discretion, and (v) that the Company be able to pay its debts as they fall due in the ordinary course of business and be solvent immediately before and after the date on which the payment in respect of the repurchase transaction is proposed to be made.

(3)	The Company may make a payment in respect of the purchase of its own shares in any manner permitted by Law, including out of capital.

Appendix C

Proposed Amendment No. 2 to the Company’s Amended and Restated Memorandum of Association

6.

The share capital of the Company is US$205,000 divided into 266,666,667 ~~800,000,000~~ Class A Common Shares of a nominal or par value of US$0.00075~~25~~ each and 1,666,667 ~~5,000,000~~ Preferred Shares of a nominal or par value of US$0.003~~1~~ each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce said capital subject to the provisions of the Companies Law (Revised) (Cap. 22) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference shares or otherwise shall be subject to the powers hereinbefore contained.

Appendix D

Proposed Amendment No. 1 the Company’s 2005 Stock Incentive Plan

4	ELIGIBILITY AND GRANT OF AWARDS; ADMINISTRATOR AUTHORITY.

(a) Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall, in its discretion as reflected by the terms of the Award Agreements:

(i) Select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) Authorize the granting of Awards to eligible Grantees;

(iii) Determine and designate from time to time those eligible Grantees to whom Awards (which, in the case of Options granted to employees of the Company and its Subsidiaries, may be qualified under Section 422 of the Code) are to be granted and the number of Shares to be awarded to each Grantee;

(iv) Determine the number of Shares, size of the Award or the amount of other consideration to be covered by each Award granted hereunder;

(v) Approve the forms of Award Agreements for use under the Plan;

(vi) Determine the time or times when and the manner and condition in which each Award shall be exercisable or vest, and the duration of the exercise period;

(vii) Determine or impose other conditions to the grant, exercise or vesting of Awards under the Plan as it may deem appropriate (including in the case of Performance Awards, Performance Award Formulas, Performance Goals and Performance Periods); provided, however, that no Award shall be granted with terms or conditions which are inconsistent with the provisions of the Plan;

(viii) Without shareholder approval, and in its sole discretion, amend the terms of any outstanding Award granted under the Plan or any other incentive plan (including but not limited to the exercise price of any Award ~~Option~~), cancel, substitute, replace, re-grant and/or re-price any Award granted or to be granted under the Plan or any other incentive plan; provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent; and

(ix) Take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

Appendix E

Proposed Amendment No. 2 the Company’s 2005 Stock Incentive Plan

5	NUMBER OF SHARES SUBJECT TO THE PLAN.

Subject to adjustments pursuant to Section 21, the maximum aggregate number of Shares which may be issued pursuant to all Awards is the aggregate number of Shares available for future grants and Shares subject to awards which expire or are cancelled or forfeited under the 1999 Stock Option Plan. Notwithstanding the foregoing provisions of this Section 5, Shares as to which an Award is granted under the Plan that remains unexercised at the expiration, forfeiture or other termination of such Award may be the subject of the grant of further Awards. Shares covered by an Award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to the Grantee. Any Shares covered by a SAR shall be counted as used only to the extent Shares are actually issued to the Grantee upon exercise of the right. Any Shares covered by an Award which is settled in cash shall be added to the Shares available under the Plan. Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. The certificates for Shares issued hereunder may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Administrator may otherwise deem appropriate.

The maximum number of Options or SARs which may be awarded to any Grantee during any annual period during the term of the Plan is 5,000,000 ~~1,000,000~~ in the aggregate. The maximum number of Shares which may be awarded to any Grantee during any annual period during the term of the Plan as Restricted Stock, Restricted Units or Performance Shares is 500,000 in the aggregate. The maximum amount of Performance Cash which any Grantee may earn during any annual period during the term of the Plan is US$500,000.

CDC CORPORATION
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▼  FOLD AND DETACH HERE  ▼

							Please mark your votes as indicated in this example		☒

		FOR	WITHHOLD				FOR	AGAINST	ABSTAIN
1.	To elect Carrick John Clough as a Class I Director.	☐	☐		4.

To approve an amendment to the Company’s Amended and Restated Articles of Association (the “Amended Articles”) to permit the Board of Directors of the Company (the “Board”) to authorize the repurchase of shares of the Company’s class A common shares (“Common Shares”) by the Company without shareholder approval.

							☐	☐	☐
		FOR	AGAINST	ABSTAIN

2.	To ratify the Company’s audited financial statements and the reports of Directors and the Company’s independent registered public accounting firm for the year ended December 31, 2008.	☐	☐	☐	5.

To approve an amendment to the Company’s Amended and Restated Memorandum of Association (the “Amended MOA”) to effect a reverse share split (consolidation) of the issued and outstanding Common Shares on the basis that every three (3) issued and unissued Common Shares would be consolidated into one (1) Common Share (the “Reverse Split”).

							☐	☐	☐

3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009, and authorize the Audit Committee of the Board of Directors to set their remuneration.	☐	☐	☐	6.	To approve the implementation of the Reverse Split.	☐	☐	☐
7.

To approve an amendment to the Company’s 2005 Stock Incentive Plan, as amended (the “2005 Plan”) to permit the Compensation Committee or the Board to amend (including but not limited to the exercise price of any Award (as defined in the 2005 Plan)), cancel, substitute, replace, re-grant and/or re-price any Award granted or to be granted under the 2005 Plan or any other incentive plan, without shareholder approval.

							☐	☐	☐
8.

To approve an amendment to the 2005 Plan to amend Section 5 of the 2005 Plan to increase the maximum number of Options or SARs which may be awarded to any Grantee (as defined in the 2005 Plan) during any annual period during the term of the 2005 Plan from 1,000,000 to 5,000,000.

							☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. Names of all joint holders should be written even if signed by only one.

Signature	Signature	Date

TO THE HOLDERS OF

CLASS A COMMON SHARES OF

CDC Corporation

BNY Mellon Shareowner Services (the “Transfer Agent”) has received advice that the Annual General Meeting of Shareholders of CDC Corporation will be held in Hong Kong on May 28, 2010 at 11:00 a.m. (Hong Kong time), for the purposes set forth in the enclosed Notice of Annual General Meeting.

If you are desirous of having the Chairman of the General Meeting vote your Class A Common Shares “for” or “against” the resolutions to be proposed, or any of them, at the General Meeting, kindly execute and forward to BNY Mellon Shareowner Services the attached Proxy. The enclosed postage paid envelope is provided for this purpose. This Proxy should be executed in such manner as to show clearly whether you desire the Chairman of the Meeting to vote “for” or “against” the resolutions or any of them, as the case may be. The Proxy MUST be forwarded in sufficient time to reach the transfer agent before 4:00 p.m., New York time, on May 27, 2010. Only the registered holders of record at the close of business on May 3, 2010 will be entitled to execute the Proxy.

Due to the limited amount of time available before the Proxy deadline, the completed Proxy can be faxed (with the original to follow by mail) to the transfer agent, BNY Mellon Shareowner Services, fax number 201-680-4671.

BNY MELLON SHAREOWNER SERVICES

Dated: May 6, 2010

If you agree to access future Proxy Statements and Annual Reports electronically, please mark this box.  ☐

email address

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

▼  FOLD AND DETACH HERE  ▼

CDC Corporation

BNY Mellon Shareowner Services

P.O. Box 3550, South Hackensack, NJ 07606-9250

The undersigned, a holder of record on May 3, 2010 of Class A Common Shares of CDC Corporation, hereby revokes all other proxies and appoints the Chairman of the Meeting, as proxy for the undersigned, to attend the Annual General Meeting of Shareholders of CDC Corporation (the “General Meeting”), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast in respect of the Class A Common Shares registered in the name of the undersigned at the General Meeting and otherwise to represent the undersigned at the General Meeting with all powers possessed by the undersigned as if personally present at the General Meeting.

This Proxy, when properly signed and dated, will be voted in the manner directed as specified by the undersigned, but if no specification is made, the Proxy will be voted FOR items 1 through 8, and will be voted in the discretion of the Chairman of the General Meeting on any other matters that may properly come before the General Meeting or any adjournment or postponement thereof. A detailed explanation of the proposals within each of the items listed has been included with this Proxy.

This form of Proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must either be under its common seal or under the hand of an officer or attorney duly authorized.

In order to be valid, this form of Proxy with the power of attorney or other authority, if any, under which it is signed, must be deposited with the transfer agent no later than 4:00 p.m., New York time, on May 27, 2010 in order to be counted in the Annual General Meeting on May 28, 2010. You may also vote your shares in person at the General Meeting. Due to the limited amount of time available before the Proxy deadline, the completed Proxy can be faxed (with the original to follow by mail) to the transfer agent, BNY Mellon Shareowner Services, fax number 201-680-4671.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign this Proxy exactly as your name(s) appear(s) on the books of the transfer agent. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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